Exhibit 10.1

EXECUTION COPY

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

March 29, 2007

Strategic Hotel Funding, L.L.C.

Strategic Hotels & Resorts, Inc.

77 West Wacker Drive, Suite 4600

Chicago, Illinois 60601

Attention: James Mead (Chief Financial Officer)

Telephone No.:	312-658-5740
Facsimile No.:	312-658-5794

Re: Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into among JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), Strategic Hotel Funding, L.L.C., a Delaware limited liability company (“Counterparty”) and Strategic Hotels & Resorts, Inc., a Maryland corporation (“Parent”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated March 29, 2007 (the “Offering Memorandum”) relating to up to the USD 180,000,000 principal amount of 3.5% Exchangeable Senior Notes due 2012 (the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty pursuant to an Indenture to be dated April 4, 2007 between Counterparty and La Salle Bank National Association, as trustee (as in effect on the date of its execution, the “Indenture”). Subject to the provisions of the remainder of this paragraph, in the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by JPMorgan as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

1. This Confirmation evidences a complete and binding agreement among JPMorgan, Counterparty and Parent as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan, Counterparty and Parent had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 29, 2007

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	JPMorgan

Shares:	The common stock of Parent, par value USD 0.01 per share (Exchange symbol “BEE”)

Number of Options:	75,000; provided that if the initial purchasers (as defined in the Purchase Agreement defined below) exercise their option to purchase additional Exchangeable Notes pursuant to Section 2(c) of the Purchase Agreement related to the purchase and sale of the Exchangeable Notes dated as of March 29, 2007 among Counterparty, Parent, JPMorgan Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Purchase Agreement”), then on the Additional Premium Payment Date, the Number of Options shall be automatically increased by 50% of the number of Exchangeable Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Exchangeable Notes, the “Additional Exchangeable Notes”). For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised or deemed to be exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number equal to the Exchange Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Exchange Rate pursuant to the second paragraph of Section 13.05(g) or Section 13.10 of the Indenture), for each Exchangeable Note.

Strike Price:	USD 27.6960

Cap Price:	USD 32.3120

Premium:	USD 4,125,000; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and USD 55.00 shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	April 4, 2007

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Exchangeable Notes.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Exercise and Valuation:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Exchange Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Exchange Date; provided that with respect to any Options not exercised prior to November 1, 2011, the Exercise Period shall be the period commencing on, and including November 1, 2011 and ending on the Scheduled Valid Day immediately preceding the Expiration Date.

Exchange Date:	With respect to any exchange of Exchangeable Notes, the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Notes satisfies all of the requirements for exchange thereof as set forth in Section 13.02 of the Indenture.

Exercisable Options:	Upon the occurrence of an Exchange Date, a number of Options equal to 50% of the number of Exchangeable Notes exchanged on such Exchange Date, other than (i) Exchangeable Notes surrendered for exchange (x) in connection with (A) an adjustment to the Exchange Rate effected by Counterparty (whether pursuant to the second paragraph of Section 13.05(g) of the Indenture or otherwise) that was not required under the terms of the Indenture as of the Trade Date or (B) an agreement by Counterparty or Parent with the Holders (as such term is defined in the Indenture) of such Exchangeable Notes and, in the case of either (A) or (B), the Holders of such Exchangeable Notes receive upon exchange or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or value that was not required under the terms of the Indenture as of the Trade Date or (y) after having been acquired from a Holder by or on behalf of Counterparty or any of its affiliates other than pursuant to an exchange by such Holder and thereafter exchanged by or on behalf of Counterparty or any affiliate of Counterparty (each event described in this clause (i), an “Induced Exchange”) or (ii) Exchangeable Notes surrendered for exchange pursuant to Section 13.01(a)(iii) or Section 13.01(a)(iv) of the Indenture (a “Corporate Event Exchange”), shall become Exercisable Options. On the occurrence of an Automatic Exercise Date, all Options that are In-the-Money and have not otherwise been terminated pursuant to Section 9(l) hereunder shall be Exercisable Options.

Expiration Time:	The Valuation Time

Expiration Date:	April 1, 2012, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that, at 5:00 p.m. (New York City time) on an Automatic Exercise Date, the number of Options not previously exercised or deemed exercised equal to the number of Exercisable Options shall be deemed to be exercised as of such time.

Automatic Exercise Date:	Any Valid Day during the Settlement Averaging Period described in clause (y) of the definition of “Settlement Averaging Period” on which the Options are In-the-Money.

Reference Price:	The Relevant Price on an Automatic Exercise Date.

Notice of Exercise and Method of Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options (other than Options that are In-the-Money on an Automatic Exercise Date), Counterparty must notify JPMorgan in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date and (iii) whether Counterparty has elected to satisfy its exchange obligations with respect to the related Exchangeable Notes in Shares only (as described in Section 13.09(b) of the Indenture) (“Gross Share Settlement”). In addition, if Counterparty has elected Gross Share Settlement for all Exchangeable Notes with an Exchange Date on or following November 1, 2011, then with respect to Exercisable Options relating to such Exchangeable Notes, Counterparty (or the Trustee on behalf of the Counterparty) shall notify JPMorgan of such election before 5:00 p.m. (New York City time) on or prior to November 1, 2011.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Valid Day for the Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.”

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	JPMorgan will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Cap Price; (2) the amount by which the Relevant Price exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (3) zero, if such Relevant Price is less than or equal to the Strike Price; divided by (B) such Relevant Price, divided by (iii) the number of Valid Days in such Settlement Averaging Period; provided that if Counterparty has elected Gross Share Settlement of the Exchangeable Notes, then with respect to any Exercisable Option relating to Exchangeable Notes with an Exchange Date on or following November 1, 2011, the Net Shares shall be equal to the lesser of (i) a number of Shares determined as described above and (ii) a number of Shares equal to the Net Exchangeable Obligation Value for such Exercisable Option divided by the Obligation Value Price.

JPMorgan will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, in the principal other market on which the Shares are then traded. If the Shares (or other security for which a closing sale price must be determined) is not so listed, Valid Day means a Business Day (as such term is defined in the Indenture).

Scheduled Valid Day:	A day that is scheduled to be a Valid Day.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page BEE.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session hours.

Net Exchangeable Obligation Value:	With respect to an Exercisable Option, (i) the Total Exchangeable Obligation Value for such Exercisable Option minus (ii) USD 1,000.

Total Exchangeable Obligation Value:	With respect to an Exercisable Option, (i) the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder of an Exchangeable Note for the relevant Exchange Date pursuant to Section 13.09(b) of the Indenture, multiplied by (ii) the Obligation Value Price.

Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page BEE.N <equity> (or any successor thereto) on the Obligation Value Date.

Obligation Value Date:	Settlement Date

Settlement Averaging Period:	For any Exercisable Option, (x) if Counterparty has, in accordance with the terms set forth above, delivered a Notice of Exercise to JPMorgan with respect to such Exercisable Option with an Exchange Date occurring prior to November 1, 2011, the 40 (forty) consecutive Valid Days commencing on, and including, the third Scheduled Valid Day following such Exchange Date (or the one hundred (100) consecutive Valid Days commencing on, and including, the third Scheduled Valid Day following such Exchange Date if Counterparty has delivered a Notice of Gross Share Settlement with respect to the Exchangeable Notes related to such Exercisable Option to JPMorgan on or prior to the second Scheduled Valid Day following such Exchange Date), or (y) otherwise, the 40 (forty) consecutive Valid Days commencing on, and including, the 42nd (forty second) Scheduled Valid Day immediately prior to the Expiration Date (or the one hundred (100) consecutive Valid Days commencing on, and including, the one hundred and second (102nd) Scheduled Valid Day immediately prior to the Expiration Date if Counterparty has delivered a Notice of Gross Share Settlement with respect to the Exchangeable Notes related to such Exercisable Option to JPMorgan on or prior to November 1, 2011).

Settlement Date:	For any Exercisable Option, the third Valid Day immediately following the final Valid Day of the Settlement Averaging Period with respect to such Exercisable Options.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status under applicable securities laws and Parent’s Articles of Amendment and Restatement, as amended from time to time (the “Charter”).

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 13.05 of the Indenture, that would result in an adjustment to the Exchange Rate of the Exchangeable Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Exchange Rate pursuant to the second paragraph of Section 13.05(g) or Section 13.10 of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, which means, notwithstanding anything to the contrary in the Equity Definitions, upon any adjustment to the Exchange Rate of the Exchangeable Notes pursuant to the Indenture (other than the second paragraph of Section 13.05(g) or Section 13.10 of the Indenture), (i) the Calculation Agent shall make a corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement and (ii) the Calculation Agent shall make any adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to JPMorgan after taking into account such Potential Adjustment Event; provided further that in no event shall the Cap Price be less than the Strike Price.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the last paragraph of Section 13.01(iv) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in 13.05(e) of the Indenture.

Consequence of Merger Events/ Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer:

(i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement; provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional shares as set forth in the second paragraph of Section 13.05(g) or Section 13.10 of the Indenture; and

(ii) the Calculation Agent may, in its sole discretion, make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable, to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction; provided that in no event shall the Cap Price be less than the Strike Price;

provided that, with respect to a Merger Event, if the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply; and provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions of subparagraphs (i) and (ii) above regardless of whether any Merger Event or Tender Offer gives rise to a Corporate Event Exchange.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

    Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iii) deleting clause (Y) thereof in its entirety.

Failure to Deliver	Applicable

Hedging Party:	Seller

Determining Party:	Seller

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	JPMorgan; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent will provide to Issuer by e-mail to the e-mail address provided by Issuer in such a written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and any assumptions made in accordance therewith.

5. Account Details:

(a)	Account for payments to Counterparty:

    To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

    To be provided by Counterparty.

(b)	Account for payments to JPMorgan:

    JPMorgan Chase Bank, National Association, New York

    ABA: 021 000 021

    Favour: JPMorgan Chase Bank, National Association – London

    A/C: 0010962009 CHASUS33

Account for delivery of Shares from JPMorgan:

    DTC 0060

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of JPMorgan for the Transaction is: London

    JPMorgan Chase Bank, National Association

    London Branch

    P.O. Box 161

    60 Victoria Embankment

    London EC4Y 0JP

    England

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty and Parent:

Strategic Hotel Funding, L.L.C.

Strategic Hotels & Resorts, Inc.

77 West Wacker Drive, Suite 4600

Chicago, Illinois 60601

Attention: James Mead (Chief Financial Officer)

Telephone No.:	312-658-5740
Facsimile No.:	312-658-5794

(b)	Address for notices or communications to JPMorgan:

JPMorgan Chase Bank, National Association

277 Park Avenue, 11th Floor

New York, NY 10172

Attention: Eric Stefanik

Title: Operations Analyst

EDG Corporate Marketing

Telephone No.:	(212) 622-5814
Facsimile No.:	(212) 622-8534

8. Representations, Warranties and Covenants of Counterparty and Parent

Counterparty and Parent hereby represent and warrant to and agree with JPMorgan as of the Trade Date and as of the closing date for the initial issuance of the Exchangeable Notes that:

(a)	Each of Counterparty and Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s and Parent’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent

(b)	Neither the execution and delivery of this Confirmation by Counterparty or Parent nor the incurrence or performance of obligations of Counterparty or Parent hereunder will conflict with or result in a breach of the Charter or by-laws (or any equivalent documents) of Counterparty or Parent, any applicable law or regulation applicable to Counterparty or Parent, or any order, writ, injunction or decree of any court or governmental authority or agency applicable to Counterparty or Parent, or any agreement or instrument to which Counterparty, Parent or any of its subsidiaries is a party or by which Counterparty, Parent or any of its subsidiaries is bound or to which Counterparty, Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Counterparty, Parent or any of its significant subsidiaries filed as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference in the Offering Memorandum.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(d)

This Confirmation constitutes Counterparty’s and Parent’s valid and binding obligation, enforceable against Counterparty or Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(e)	Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Counterparty or Parent, as the case may be, is a corporation, partnership, proprietorship, organization, trust or other entity and:

(i)	Counterparty or Parent, as the case may be, has total assets in excess of USD 10,000,000;

(ii)	the obligations of Counterparty or Parent, as the case may be, hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(iii)	Counterparty or Parent, as the case may be, has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s or Parent’s, as the case may be, business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty or Parent, as the case may be, in the conduct of Counterparty’s or Parent’s, as the case may be, business.

(f)	Each of Counterparty, Parent and their respective affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty, Parent or the Shares.

(g)	Ownership positions held by JPMorgan or any of its affiliates solely in its capacity as a nominee or fiduciary do not constitute Beneficial Ownership or Constructive Ownership (as such terms are defined in the Charter) by JPMorgan or any of its affiliates.

(h)	On or prior to the effectiveness of any decrease in the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (as such terms are defined in the Charter) pursuant to Section 7.2.8 or Article VIII (including any successor provision) of the Charter, Counterparty shall provide JPMorgan with a waiver from Parent that exempts JPMorgan and any of its affiliates from such decrease in the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit.

(i)	Shares owned by JPMorgan or any of its affiliates (the “Owner”) shall not also be treated as Beneficially Owned or Constructively Owned (as such terms are defined in the Charter) by a person other than the Owner, and therefore counted more than once, for purposes of applying the ownership limitations contained in Article VII of the Charter to JPMorgan or any of its affiliates.

9. Other Provisions:

(a)	Opinions. Each of Counterparty and Parent shall deliver to JPMorgan an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (b) of this Confirmation.

(b)

Repurchase Notices. Parent shall give JPMorgan written notice of any repurchase of Shares (a “Repurchase Notice”) at least ten Scheduled Trading Days prior to effecting such repurchase if, after giving effect to such repurchase, the quotient of (x) the product of (a) the Number of Options and (b) the Option Entitlement divided by (y) the number of Parent’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) would be (i) greater than 5.5% or (ii) 0.5% greater than the Option Equity Percentage included in the immediately preceding Repurchase Notice. Such Repurchase Notice shall set forth the number of Shares to be outstanding after giving effect to the relevant Share repurchase. In connection with the delivery of any Repurchase Notice to JPMorgan, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the relevant repurchase or (y) Parent shall represent and warrant in such Repurchase Notice that the information set forth in such Repurchase Notice does not constitute material non-public information with respect to Parent or the Shares.

(c)	Exchange Rate Adjustments. Parent shall provide to JPMorgan written notice (such notice, an “Exchange Rate Adjustment Notice”) at least ten Scheduled Trading Days prior to consummating or otherwise executing or engaging in any transaction or event (an “Exchange Rate Adjustment Event”) that would lead to an increase in the Exchange Rate (as such term is defined in the Indenture), other than an increase pursuant to Sections 13.05(a) of the Indenture, which Exchange Rate Adjustment Notice shall set forth the new, adjusted Exchange Rate after giving effect to such Exchange Rate Adjustment Event (the “New Exchange Rate”); provided that no such Exchange Rate Adjustment Notice needs to be provided unless, after giving effect to such Exchange Rate Adjustment Event, the Option Equity Percentage would be greater than 5.5%. In connection with the delivery of any Exchange Rate Adjustment Notice to JPMorgan, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the Exchange Rate Adjustment Event or (y) Parent shall, concurrently with such delivery, represent and warrant that the information set forth in such Exchange Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty, Parent or the Shares.

(d)	Regulation M. Neither Counterparty nor Parent is on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty or Parent, as applicable, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Exchangeable Notes. Neither Counterparty nor Parent shall, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(e)	No Manipulation. Neither Counterparty nor Parent is entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(f)	Board Authorization. Each of this Transaction and the issuance of the Exchangeable Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s and Parent’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Each of Counterparty and Parent further represents that there is no internal policy, whether written or oral, of Counterparty or Parent that would prohibit Counterparty or Parent from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(g)

Transfer or Assignment. Counterparty or Parent may not transfer any of its rights or obligations under this Transaction without the prior written consent of JPMorgan. JPMorgan may, without Counterparty’s and Parent’s consent, transfer or assign all or any part of its rights or obligations under this Transaction to any third party commercial bank, registered broker, insurance company or any affiliate of such entities and has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty, Parent and JPMorgan. If after JPMorgan’s commercially reasonable efforts, JPMorgan is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan of a sufficient number of Options to reduce (i) the aggregate “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) of JPMorgan and any of its affiliates with which it is required to aggregate “beneficial ownership” under Section 13 of the Exchange Act and rules promulgated thereunder (“JPMorgan Group”) to 7.5% of Parent’s outstanding Shares or less, (ii) the Option Equity Percentage to 5.5% or less or (iii) J.P. Morgan Chase & Co.’s (“Bank”) Beneficial Ownership or Constructive Ownership (as such terms are defined in the Charter) of Shares or shares of Capital Stock (as such term is defined in the Charter), as the case may be, to 8.0% or less, JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) JPMorgan Group’s “beneficial ownership” following such partial termination will be equal to or less than 7.5%, (ii) the Option Equity Percentage following such partial termination will be equal to or less than 5.5% or (iii) Bank’s Beneficial Ownership or Constructive Ownership (as such terms are defined in the Charter) of Shares or shares of Capital Stock (as such term is defined in the Charter), as the case may be, following such partial termination will be equal to or less than 8.0%. Solely for purposes of this subsection, following receipt of any Repurchase Notice or Exchange Rate Adjustment Notice, (i) JPMorgan Group’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) with respect to Shares, (ii) the Options Equity Percentage and (iii) Bank’s Beneficial Ownership or Constructive Ownership (as such terms are defined in the Charter) with respect to Shares or the Capital Stock (as such term is defined in the Charter), as the case may be, shall incorporate the deemed effect of the relevant Share repurchase (in the case of a Repurchase Notice) or New Exchange Rate (in the case of an Exchange Rate Adjustment Notice). In the event that JPMorgan so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(o) shall apply to any amount that is payable by JPMorgan to Counterparty pursuant to this sentence as if Counterparty were not the Affected Party). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan’s obligations in respect of this Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

(h)	Staggered Settlement. If JPMorgan determines reasonably and in good faith that acquisition of the number of Shares required to be delivered to Counterparty hereunder on any Settlement Date would result in (i) JPMorgan Group’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) on such date equaling to 7.5% of outstanding Shares or more or (ii) Bank’s Beneficial Ownership or Constructive Ownership (as such terms are defined in the Charter) of Shares or shares of Capital Stock (as such term is defined in the Charter) on such date equaling to 7.0% of all outstanding Shares or more, JPMorgan may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates, but no more than five dates, (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, JPMorgan will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date on a payment versus delivery basis;

(ii)	the aggregate number of Shares that JPMorgan will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that JPMorgan would have otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates in an appropriate manner.

(i)	Early Unwind. In the event the sale of Exchangeable Notes is not consummated with the initial purchasers for any reason or Counterparty fails to deliver to JPMorgan opinions of counsel to Counterparty as required pursuant to Section 9(a) by the close of business in New York on April 4, 2007 (or such later date as agreed upon by the parties) (April 4, 2007 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of JPMorgan, Counterparty and Parent under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall reimburse JPMorgan for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position) if the failure to consummate such transactions is the result of Counterparty’s or Parent’s breach of the Purchase Agreement. The amount of any such reimbursement shall be determined by JPMorgan in its reasonable good faith discretion. JPMorgan shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Each of JPMorgan and Counterparty represents and acknowledges to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(j)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(k)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent shall adjust the Cap Price to preserve the fair value of the Options to JPMorgan, as determined by such Calculation Agent using commercially reasonable methodology, after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.24 per Share per quarter.

(l)	Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation, (i) upon the occurrence of an Exchange Date with respect to an Induced Exchange or a Corporate Event Exchange, as applicable:

(A) Counterparty shall within one Scheduled Trading Day provide written notice (an “Excluded Exchange Notice”) to JPMorgan specifying the number of Exchangeable Notes exchanged on such Exchange Date and identifying the related exchanges as Induced Exchanges or Corporate Event Exchanges, as applicable;

(B) such Induced Exchange or Corporate Event Exchange, as applicable, shall constitute an Additional Termination Event hereunder with respect to the number of Options relating to the number of Exchangeable Notes surrendered for exchange in connection with such Induced Exchange or Corporate Event Exchange, as applicable, (the “Affected Number of Options”), in which case (x) the sole Affected Transaction shall consist of a transaction identical to the

Transaction except that Number of Options for such Affected Transaction shall equal the Affected Number of Options and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the Exchange Date for such Induced Exchange or Corporate Event Exchange, as applicable, shall as of such Exchange Date be reduced by the Affected Number of Options;

(C) notwithstanding anything to the contrary in the Agreement, JPMorgan shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the Exchange Date for the related Induced Exchange or Corporate Event Exchange, as applicable; and

(D) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (a) the relevant Induced Exchange or Corporate Event Exchange, as applicable, had not occurred, (b) in the case of an Induced Exchange, any adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty leading thereto, had not occurred, (c) no adjustments to the Exchange Rate have occurred pursuant to the second paragraph of Section 13.05(g) or Section 13.10 of the Indenture and (d) the corresponding Exchangeable Notes remain outstanding.

(ii) If an event of default with respect to Counterparty shall occur under the terms of the Exchangeable Notes as set forth in Section 6.01 of the Indenture, which has resulted in the Exchangeable Notes becoming due and payable, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) JPMorgan shall designate an Early Termination Date as soon as practicable pursuant to Section 6(b) of the Agreement.

(m)	Amendments to Equity Definitions. (i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material”.

(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(n)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(o)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by JPMorgan to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request JPMorgan to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency or Merger Event, in each case, in which the consideration to be paid to holders of

Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement or an Additional Termination Event as a result of an Induced Exchange in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to JPMorgan, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Alternative:	Applicable and means that JPMorgan shall deliver to Counterparty the Share
Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the
Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by
Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to JPMorgan of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to JPMorgan at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.

(p)	Registration. Parent hereby agrees that if, in the good faith reasonable judgment of JPMorgan based on advice of counsel, the Shares (“Hedge Shares”) acquired by JPMorgan for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by JPMorgan without registration under the Securities Act, Parent shall, at its election, either (i) in order to allow JPMorgan to sell the Hedge Shares in a registered offering, make available to JPMorgan as promptly as practicable an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to JPMorgan, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if JPMorgan, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Parent, (ii) in order to allow JPMorgan to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to JPMorgan (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, using commercially reasonable means, to compensate JPMorgan for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from JPMorgan at the Relevant Price (as such term is defined in the Equity Definitions) on such Trading Days, and in the amounts, requested by JPMorgan.

(q)

Indemnification. Counterparty and Parent jointly and severally agree to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including, without limitation, losses relating to JPMorgan’s hedging or trading activities, losses relating to JPMorgan’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” any losses resulting from the operation of any ownership limitations contained in the Charter and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of (i) Parent’s failure to publicly announce and disclose the contents of any Repurchase Notice or Exchange Rate Adjustment Notice, as the case may be; provided that it shall not constitute a failure under clause (i) of this Section if Parent has previously disclosed the contents of the Repurchase Notice or Exchange Rate Adjustment Notice as part of its filings under Sections 13(a) or 15(d) of the Exchange Act, or (ii) Parent’s failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in Section 9(b) that constitutes a breach of the representations, warranties or covenants hereunder; and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Parent’s failure to publicly announce and disclose the contents of any Repurchase Notice or Exchange Rate Adjustment Notice, as the case may be, such Indemnified Person shall promptly notify Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Neither Counterparty nor Parent shall be liable for any settlement of any proceeding contemplated by this subsection that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Neither Counterparty nor Parent shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this subsection that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this subsection is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this subsection are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this subsection shall remain operative and in full force and effect regardless of the termination of the Transaction.

(r)	Notice of Merger Consideration. Parent covenants and agrees that, as promptly as practicable following the public announcement of any transaction or event described in the last paragraph of Section 13.01(iv) of the Indenture, Parent shall notify JPMorgan in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(s)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty, Parent and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Parent relating to such tax treatment and tax structure.

(t)	Right to Extend. JPMorgan may postpone, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate and commercially reasonable adjustments to the number of Options with respect to one or more of the Valid Days during such Settlement Averaging Period) if JPMorgan determines, in its commercially reasonable judgment, based on advice of counsel and after consultation with Counterparty or Parent, that such extension is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases or sales of Shares in connection with its hedging or settlement activity hereunder in a manner that would, if JPMorgan were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan.

(u)	Status of Claims in Bankruptcy. JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to JPMorgan rights against Parent with respect to the Transaction that are senior to the claims of common stockholders of Parent in any U.S. bankruptcy proceedings of Parent; provided that nothing herein shall limit or shall be deemed to limit JPMorgan’s right to pursue remedies in the event of a breach by Counterparty or Parent of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit JPMorgan’s rights in respect of any transactions other than the Transaction.

(v)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (c) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (d) all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(w)	Governing Law. New York law (without reference to choice of law doctrine).

(x)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By:/s/ Santosh Sreenivasan
Authorized Signatory
Name: Santosh Sreenivasan

Accepted and confirmed as of the Trade Date:

STRATEGIC HOTEL FUNDING, L.L.C.

By: /s/ James Mead
Authorized Signatory
Name: James Mead

STRATEGIC HOTELS & RESORTS, INC.

By: /s/ James Mead
Authorized Signatory
Name: James Mead

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority